Exhibit 2.1

BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT

Between

FIRST NATIONAL COMMUNITY BANK

as Buyer

and

HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY

as Seller

July 26, 2006

TABLE OF CONTENTS

                                                                                                                            Page

ARTICLE I

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1    Effective Date...  1

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

2.1    Corporate Organization and Standing.......................................................................................................................................................................................... 13

2.2    Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation..................................................................................................... 13

2.3    No Violation... 13

2.4    Title to Assets... 14

2.5     The Branch... 15

2.6    Environmental Matters... 16

2.7    Other Representations and Warranties........................................................................................................................................................................................  17

2.8    No Broker... 18

2.9    No Other Warranties... 18

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

3.1    Corporate Organization and Standing................................................................................................................................................................................................ 18

TABLE OF CONTENTS (Continued)

3.2    Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation...................................................................................................... 18

3.3    No Violation... 19

3.4    No Broker... 19

ARTICLE IV

OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

iii

TABLE OF CONTENTS (Continued)

4.17    Information Returns...  29

4.18    Casualty... 29

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions Precedent to Buyer’s Obligations................................................................................................................................................................................ 30

5.2    Conditions Precedent to Seller’s Obligations................................................................................................................................................................................. 31

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1    Termination... 32

6.2    Procedure Upon Termination... 34

6.3    Effect of Termination... 34

6.4    Amendment... 35

6.5    Waiver... 35

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1    Parties in Interest and Assignment................................................................................................................................................................................................... 35

7.2    Expenses... 35

7.3    Notices... 35

7.4    Headings... 36

7.5    Defined Terms... 37

7.6    Governing Law and Related Matters................................................................................................................................................................................................. 37

7.7    Specific Performance... 38

7.8    Entire Agreement... 38

iv

TABLE OF CONTENTS (Continued)

ATTACHMENTS

1 - Purchase Prices and Deposit Premium
2 - Allocation of Purchase Price
3 - Calculation of Cash Payment
4 - Index of Defined Terms

EXHIBITS

A - Form of Special Warranty Deed
B - Loan Purchase Agreement
C - Bill of Sale
D - Assignment and Assumption Agreement
E - Residual Processing Agreement

SCHEDULES

A - Furniture, Fixtures and Equipment
B - Contracts
C - Deposit Liabilities
D - Loans
E - Description of Real Estate
F - Severance Benefit

v

BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT

MADE as of and effective this 26th day of July, 2006 by and between FIRST NATIONAL COMMUNITY BANK, a national bank organized under the laws of the United States and having its principal office at 102 East Drinker Street, Dunmore, Pennsylvania 18512 (“Buyer”), and HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY, a national bank organized under the laws of the United States of America and having its principal office at 438 Main Street, Harleysville, Pennsylvania 19438 (“Seller”).

Background:

Seller wishes to sell and assign to Buyer certain fixed and other assets and certain deposit and other liabilities of the branch office located at 1001 Main Street, Honesdale, Pennsylvania 18431 (hereinafter referred to as the “Branch”).

Buyer wishes to purchase those assets and to assume those deposits and other liabilities relating to the Branch, on the terms and subject to the conditions hereinafter set forth, at the prices and with the deposit premium set forth on Attachment 1 hereto.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1   Effective Date. The closing (the “Closing”) shall be held on a date (hereinafter referred to as the “Effective Date”) to be mutually selected by Buyer and Seller, which date shall be the close of business on a Friday after: (i) all required regulatory approvals have been received and all waiting periods required by law have expired, and (ii) all steps necessary to effect an orderly conversion of account data have been taken. The parties anticipate that the Closing will be held on December 1 or 8, 2006.

1.2   Sale of Assets and Assumption of Liabilities.

(a)   Sale of Assets. Seller agrees that, subject to the terms and conditions of this Agreement, it will sell, assign, transfer, convey and deliver to Buyer and Buyer agrees that it will purchase and accept, on the Effective Date, the following assets relating to the Branch:

(i)   Real Estate. All of Seller’s right, title and interest in and to the real estate upon which the Branch is located, together with all of the improvements thereon, which real estate is described in Schedule E attached hereto (the “Real Estate”);

(ii)   Furniture, Fixtures and Equipment. All of Seller’s right, title and interest in and to the furniture, fixtures and equipment located at the Branch on the date hereof (which shall include the items identified on Schedule A attached hereto), less items disposed of in the ordinary course, plus items acquired in the ordinary course, as shall be set forth in Exhibit A to the Bill of Sale to be delivered by Seller to Buyer on the Effective Date (collectively, the “Furniture, Fixtures and Equipment”);

(iii)   Safe Deposit Box Business. All of Seller’s right, title and interest in and to the safe deposit box business (if any) conducted at the Branch (the “Safe Deposit Box Business”);

(iv)   Contracts. Subject to the receipt of any necessary third party consents, all of Seller’s right, title and interest in and to the contracts (if any) identified on Schedule B attached hereto (collectively, the “Contracts”);

(v)   Deposit Related Loans. All of Seller’s right, title and interest in and to the Deposit Related Loans (as defined in Section 1.3(a) below);

(vi)   Other Loans. All of Seller’s right, title and interest in and to the Other Loans (as defined in Section 1.3(c) below); and

(vii)   Vault Cash. All of Seller’s right, title and interest in and to the cash on hand at the Branch as of the Effective Date (the “Vault Cash”).

The foregoing assets are sometimes hereinafter referred to collectively as the “Purchased Assets.”

(b)   Assumption of Liabilities. Seller agrees to assign to Buyer on the Effective Date and Buyer agrees to assume and thereafter to fully and timely perform and discharge in accordance with their terms the following liabilities relating to the Branch:

(i)   Deposits. All deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(1)(1) of the Federal Deposit Insurance Act, as amended) of Seller (including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Seller’s rights and obligations under any related customer agreement, and Individual Retirement Accounts (“IRA’s”) for which Seller is custodian, except any IRA’s for which Seller receives contrary instructions or accounts which by their terms cannot be assumed), together with accrued interest, attributed on the records of Seller to the Branch, as set forth in Schedule C attached hereto, with only such changes therein as shall have occurred in the ordinary course of business of Seller between the date of such Schedule and the Effective Date, as shall be set forth on an updated Schedule C which Seller agrees to deliver to Buyer on the Effective Date, but excluding: (1) deposits subject to legal process, (2) deposits which have been reported as abandoned property under the abandoned property law of any jurisdiction, (3) deposits owned by Seller, (4) deposits constituting official checks, traveler checks, money orders or certified checks of Seller, (5) accounts designated as closed on the books and records of Seller, (6) deposits (if any) pledged as collateral for loans not being purchased by Buyer, (7) all negative deposits and overdrafts on the Effective Date, and (8) brokered deposits (The foregoing deposit liabilities are sometimes hereinafter referred to collectively as the “Deposit Liabilities” and the Deposit Liabilities to be assumed by Buyer hereunder are sometimes hereinafter referred to collectively as the “Assumed Deposits”);

(ii)   Safe Deposit Box Business. All of the obligations and liabilities of Seller relating to the Safe Deposit Box Business, to the extent that such liabilities and obligations arise or accrue after the close of business on the Effective Date;

(iii)   Contracts. Subject to the receipt of any necessary third party consents, all of the obligations and liabilities of Seller under the Contracts, to the extent that such liabilities and obligations arise or accrue after the close of business on the Effective Date;

(iv)   Deposit Related Loans. All of the obligations of Seller under the Deposit Related Loans (as defined in Section 1.3(a) below), to the extent that such liabilities and obligations arise or accrue after the close of business on the Effective Date; and

(v)   Other Loans. All of the obligations of Seller under the Other Loans (as defined in Section 1.3(c) below), to the extent that such liabilities and obligations arise or accrue after the close of business on the Effective Date.

The foregoing liabilities are sometimes hereafter referred to collectively as the “Assumed Liabilities.”

(c)   Scope. Buyer and Seller acknowledge and agree that Buyer will purchase only the Purchased Assets and that Buyer will assume only the Assumed Liabilities as expressly provided in this Agreement.

(d)   Purchase Prices and Deposit Premium. The purchase prices of the Real Estate and the Furniture, Fixtures and Equipment to be paid by Buyer on the Effective Date and the deposit premium to be paid by Buyer on the Effective Date in respect of the Assumed Deposits (the “Deposit Premium”) are set forth on Attachment 1 hereto.

(e)   Allocation of Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the sum of: (i) the purchase price of the Real Estate (the “Real Estate Purchase Price”), (ii) the aggregate purchase price of the Furniture, Fixtures and Equipment as set forth on Attachment 1 hereto (the “FF&E Purchase Price”), (iii) the Deposit Related Loan Purchase Price determined in accordance with Section 1.3(b) below; (iv) the aggregate purchase price of the Other Loans determined in accordance with the provisions of Section 2.2 of the Loan Purchase Agreement (the “Other Loan Purchase Price”), (v) the aggregate amount of Vault Cash transferred to Buyer on the Effective Date, and (vi) the

Deposit Premium. Seller and Buyer agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated and reported for tax purposes in accordance with Attachment 2 hereto.

(f)   Licenses, Permits and other Governmental Authorizations. Buyer shall promptly obtain, at its expense, all licenses, permits and other governmental authorizations of any kind that may be required in order to effect the transfer to it of the Purchased Assets and Assumed Liabilities.

1.3   Purchase of Loans.

(a)   Deposit Related Loans. Buyer shall purchase on the Effective Date all of the loans (if any) identified as Deposit Related Loans on Schedule D (which loans consist of: (i) negative deposits and overdrafts in deposit accounts (provided that no such overdraft or negative deposit shall have been outstanding for more than 30 days as of the Effective Date), and (ii) loans fully secured as to principal and interest by deposits to be assumed by Buyer hereunder), plus loans of the same type made at the Branches in the ordinary course of business, less loans repaid, from the date of such Schedule to the Effective Date (as shall be set forth in an updated Schedule F-1 which Seller agrees to deliver to Buyer on the Effective Date). The foregoing loans are sometimes hereinafter referred to collectively as the “Deposit Related Loans.”

(b)   Deposit Related Loan Purchase Price. The purchase price for the Deposit Related Loans shall be equal to the unpaid principal balance thereof outstanding on the Effective Date, plus accrued unpaid interest, plus late charges and fees owed, less prepaid interest, and less any unearned discounts (the “Deposit Related Loan Purchase Price”).

(c)   Other Loans. Subject to the right to reject set forth in Section 1.3(d) below, Buyer shall purchase on the Effective Date all of the loans (if any) identified as Other Loans on Schedule D, plus loans of the same type made at the Branch in the ordinary course of business, less loans repaid, from the date of such Schedule to the Effective Date (as shall be set forth in an updated Schedule D which Seller agrees to deliver to Buyer on the Effective Date) in accordance with the terms of the Loan Purchase Agreement attached hereto as Exhibit B (the

 “Loan Purchase Agreement”). The foregoing loans are sometimes hereinafter referred to collectively as the “Loans” or “Other Loans.”

(d)   Right to Reject Other Loans. Notwithstanding Section 1.3(c) above, Buyer shall have the right at any time on or before September 30, 2006 to decline to purchase any Other Loan which Buyer determines, in its reasonable discretion and by reference to its existing lending policies, to be deficient in terms of credit quality or loan documentation. Buyer acknowledges and agrees that interest rate considerations shall not constitute a basis for declining to purchase an Other Loan under this Section 1.3(d). Buyer may exercise the foregoing right at any time and from time to time on or before September 30, 2006 by delivering written notice to Seller, which notice shall identify the Other Loan or Other Loans which Buyer declines to purchase and shall specify in each case the reason or reasons why it has elected to reject such Other Loan. Seller shall have the right at any time prior to the Closing to cure any Other Loan which Buyer has rejected by reason of documentary deficiencies; if such deficiencies are cured to Buyer’s reasonable satisfaction, Buyer shall purchase the Other Loan involved at the Closing and if such deficiencies are not cured to Buyer’s reasonable satisfaction, the Other Loan involved shall continue to be treated as having been rejected and Buyer shall not be required to purchase such Other Loan at the Closing.

In the case of an Other Loan which is originated and closed after September 30, 2006 and before the Closing, Buyer shall have the rejection right (which may be exercised at any time prior to the Closing) and Seller shall have the right to cure, each as provided for in the immediately preceding paragraph.

1.4   Cash Payment, Adjustment of Income and Expenses, and Settlement Procedure.

(a)   Cash Payment. Seller shall on the Effective Date pay to Buyer by wire transfer of immediately available funds an amount (the “Cash Payment”) calculated in accordance with Attachment 3 attached hereto.

(b)   Pro Rata Adjustment of Income and Expenses; Transfer and Other Taxes. Except as otherwise provided herein or in the Loan Purchase Agreement, all income and operating expenses, accrued or prepaid, including, without limitation, safe deposit box fees, wages, salaries, rents (including any security deposits, which will be treated as prepaid rent), utility payments, taxes, the Federal Deposit Insurance Corporation (the “FDIC”) premium (if any) and the Financing Corporation (“FICO”) assessments attributable to the Assumed Deposits and similar items of income and expense relating to the Branch or the operations of the Branch shall be pro rated on a daily basis between the parties as of the Effective Date. Buyer and Seller shall each pay one half of all transfer taxes payable in connection with the transfer of the Real Estate.

(c)   Settlement Procedure. Notwithstanding the fact that the transactions provided for in this Agreement are herein described as occurring on the Effective Date, settlement hereunder shall occur in two phases, as follows:

(i)   Preliminary Settlement. Seller and Buyer will on the Effective Date conduct a preliminary settlement (the “Preliminary Settlement”) using preliminary data as of such date or dates (which dates shall not be more than ten (10) days prior to the Effective Date) as Buyer shall determine (including, without limitation, data from updated Schedules C and D). The Cash Payment shall be calculated based upon such preliminary data and the amount so calculated shall be paid by wire transfer of immediately available funds.

(ii)   Adjusting Settlement. After the final data necessary to prepare a definitive settlement sheet are available and within thirty (30) days after the Effective Date, Seller and Buyer shall meet for purposes of conducting an adjusting settlement (the “Adjusting Settlement”) using such final data. The difference between the amount of cash paid by Seller to Buyer at the Preliminary Settlement and the amount of the Cash Payment as determined at the Adjusting Settlement, together with interest accrued thereon from the Effective Date, at the federal funds rate in effect on the Effective Date, shall be paid by wire transfer of immediately available funds by Seller to Buyer or by Buyer to Seller, as the case may be.

1.5   Obligations of Seller on the Effective Date. On the Effective Date, Seller shall:

(a)   Physical Possession. Deliver to Buyer such of the Purchased Assets as shall be capable of physical delivery;

(b)   Documents of Transfer. Execute and deliver to Buyer a Bill of Sale in the form attached hereto as Exhibit C, an Assignment and Assumption Agreement in the form attached hereto as Exhibit D, a special warranty deed in the form attached hereto as Exhibit A, and all such endorsements, assignments or other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Buyer of the Purchased Assets and Assumed Liabilities in accordance with the terms of this Agreement;

(c)   Safe Deposit Boxes. Deliver to Buyer the keys, contracts, signature cards and other records relating to the Safe Deposit Box Business;

(d)   Updated Schedules. Deliver to Buyer Schedules C and D, updated as of the close of business on the last business day prior to the Effective Date;

(e)   Deposit Related Loans. Deliver to Buyer all notes (or, to the extent possible, an affidavit of lost note if Seller does not have possession of a note) relating to the Deposit Related Loans and all files and records relating to the Deposit Related Loans as exist and are available to Seller (it being understood and agreed that Seller shall have no obligation to deliver any document or instrument which is not in its possession on the Effective Date) and all collateral security of any nature whatsoever held by Seller as collateral security for each Deposit Related Loan;

(f)   Other Loans. Execute and deliver to Buyer the Loan Purchase Agreement, together with all such documents as are contemplated under the Loan Purchase Agreement;

(g)   Limited Power of Attorney or Confirmation of Officer Appointment. Deliver to Buyer, at Seller’s option: (i) a limited power of attorney granting to the employees of Buyer named therein (such employees to be designated by Buyer and approved by Seller) authority to endorse notes and execute assignments and other documents and instruments sufficient to convey to Buyer the Deposit Related Loans, the Other Loans and all related collateral security, or (ii) confirmation that Seller has appointed as officers of Seller not more than three (3) employees of Buyer (such employees to be designated by Buyer and approved by Seller) for the limited purpose of permitting such employees to endorse notes and execute assignments and other documents and instruments sufficient to convey to Buyer the Deposit Related Loans, the Other Loans and all related collateral security;

(h)   Residual Processing Agreement. Execute and deliver to Buyer the Residual Processing Agreement (as defined in Section 4.13(e) below);

(i)   Deposit Records. Assign, transfer and deliver to Buyer such of the following records pertaining to the Assumed Deposits as exist and are available to Seller, it being understood and agreed that Seller shall have no obligation to deliver any document or instrument which is not in its possession on the Effective Date: (i) signature cards, (ii) orders and contracts between Seller and Branch depositors and records of similar character, to the extent that such orders, contracts and other records are available to Seller and can reasonably be retrieved from Seller’s records and transferred to Buyer, (iii) the form of rules and regulations applicable to the Branch, (iv) electronic data files containing a customer’s name, address, social security number, account type and balance, taxpayer identification number, and withholding information, and (v) electronic data files containing IRA information and data;

(j)   Cash Payment. Pay to Buyer the Cash Payment by wire transfer of immediately available funds;

(k)   Consents. Deliver to Buyer all consents necessary to permit this Agreement to be consummated without violation of any contract; and

(l)   Other Documents. Execute and deliver to Buyer all such other documents and instruments as Buyer may reasonably request.

1.6   Obligations of Buyer on the Effective Date. On the Effective Date, Buyer shall:

(a)   Assignment and Assumption Agreement. Execute and deliver to Seller a counterpart Assignment and Assumption Agreement;

(b)   Residual Processing Agreement. Execute and deliver to Seller the Residual Processing Agreement (as defined in Section 4.12(d) below);

(c)   Loan Purchase Agreement. Execute and deliver to Seller the Loan Purchase Agreement, together with all such documents as are contemplated under the Loan Purchase Agreement; and

(d)   Other Documents. Execute and deliver to Seller all such other documents and instruments as Seller may reasonably request.

1.7   Indemnification.

(a)   Seller’s Indemnity Obligation. Except as otherwise provided herein, Seller shall indemnify, hold harmless and defend Buyer from and against all claims, losses, suits or causes of action, liabilities, expenses, costs, demands and obligations, including reasonable legal fees (collectively, the “Losses”), arising out of or relating to: (i) the conduct of business and operations at the Branch (including the Purchased Assets, Assumed Liabilities and employees) prior to the close of business on the Effective Date, including any act or omission of Seller prior to the close of business on the Effective Date relating to the Purchased Assets or the Assumed Liabilities; (ii) any liability of Seller which is not assumed by Buyer hereunder, (iii) any material breach of any representation or warranty made by Seller in this Agreement or in any certificate or other document delivered to Buyer hereunder, or (iv) any material breach of any covenant made by Seller in this Agreement or in any certificate or other document delivered to Buyer hereunder; provided, however, that this Section 1.7(a) shall not be applicable to the Loan Purchase Agreement, which sets forth the exclusive representations, warranties, covenants and remedies applicable to the Other Loans and to the transactions contemplated therein. Promptly after the receipt of notice of a Loss with respect to which Buyer will seek a defense, indemnification, reimbursement or other remedy under this Section, Buyer shall notify Seller in writing, setting forth in reasonable detail the basis therefor and providing copies of all relevant documents relating thereto. Seller shall then have thirty (30) days from the date it received such notice to investigate the Loss and determine whether it will elect to assume the defense of the matter. If it does so elect, Buyer shall give its full cooperation and assistance to Seller in maintaining a defense. Seller shall not be liable for any amounts paid in settlement of a Loss if such settlement is effected without Seller’s written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of Seller under this Section shall survive the Effective Date to the extent provided in Section 1.7(c) below.

(b)   Buyer’s Indemnity Obligation. Buyer shall indemnify, hold harmless and defend Seller from and against all Losses arising out of or relating to: (i) the operation of the Branch after the close of business on the Effective Date, (ii) any act or omission of Buyer occurring after the close of business on the Effective Date relating to the Purchased Assets or the Assumed Liabilities, (iii) any liability assumed by Buyer under this Agreement, (iv) any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate or other document delivered to Seller hereunder, or (v) any material breach of any covenant made by Buyer in this Agreement or in any certificate or other document delivered to Seller hereunder; provided, however, that this Section 1.7(b) shall not be applicable to the Loan Purchase Agreement, which sets forth the exclusive representations, warranties, covenants and remedies applicable to the Loans and to the transactions contemplated therein. Promptly after the receipt of notice of a Loss with respect to which Seller will seek a defense, indemnification, reimbursement or other remedy under this Section, Seller shall notify Buyer in writing, setting forth in reasonable detail the basis therefor and providing copies of all relevant documents relating thereto. Buyer shall then have thirty (30) days from the date it received such notice to investigate the Loss to determine whether it will elect to assume the defense of the matter. If it does so elect, Seller shall give its full cooperation and assistance to Buyer in maintaining a defense. Buyer shall not be liable for any amounts paid in settlement of a Loss if such settlement is effected without Buyer’s written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of Buyer under this Section shall survive the Effective Date to the extent provided in Section 1.7(c) below.

(c)   Limitations on Liability.

(i)   Limitations on Liability of Seller. Seller shall not be liable for indemnification claims pursuant to Section 1.7(a)(iii) or (iv) above except to the extent that the aggregate Losses suffered or incurred by Buyer exceed $50,000.  In no event shall Seller’s liability to Buyer for indemnification pursuant to Section 1.7(a) exceed, in the aggregate, the amount of the Deposit Premium.

(ii)   Limitations on Liability of Buyer. Buyer shall not be liable for indemnification claims pursuant to Section 1.7(b)(iv) or (v) above except to the extent that the aggregate Losses suffered or incurred by Seller exceed $50,000. In no event shall Buyer’s liability to Seller for indemnification pursuant to Section 1.7(b) exceed, in the aggregate, the amount of the Deposit Premium.

(d)   Survival of Indemnity Obligations. All representations, warranties and covenants set forth in this Agreement shall survive the Closing, shall continue in effect for a period of 18 months after the Effective Date and all indemnity obligations hereunder shall thereafter terminate, except as to any claim for which written notice shall have been given prior to the expiration of such 18 month period; provided, however, that: (i) Seller’s obligation to indemnify Buyer under Section 1.7(a)(i) and (ii) above and Buyer’s obligation to indemnify Seller under Section 1.7(b)(i) through (iii) above shall not terminate upon the expiration of such 18 month period and shall remain in full force and effect indefinitely, and (ii) each other covenant or other agreement set forth herein which by its terms is to be performed after the expiration of such 18 month period shall survive until fully discharged.

(e)   Exclusive Remedy. Except for the right of a party to seek specific performance and other forms of equitable relief as contemplated under Section 7.7 below, a claim for indemnification pursuant to this Section 1.7 shall be the exclusive remedy available to either party with respect to any breach of any representation, warranty, covenant or other agreement by the other party (whether such claim arises under contract, tort or any other legal theory) and each party hereby waives any and all other rights and remedies which it may have against the other party at law or in equity arising from or relating to any such breach.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Effective Date, as follows:

2.1   Corporate Organization and Standing. Seller is a national bank, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and lawful authority to own, lease and hold its properties and to carry on its present business.

2.2   Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation. Seller has the corporate power and authority to enter into this Agreement and, subject to the receipt of all required regulatory approvals and the giving of all required notices, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been (or, prior to the Effective Date, will be) duly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the performance of the transactions contemplated herein. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforceability of the rights of creditors generally and subject to the application of equitable principles.

2.3   No Violation. Subject to the receipt of all required regulatory approvals and third party consents and the giving of all required notices, the execution, delivery and performance of this Agreement will not constitute a violation of or a breach or default under the charter or the bylaws of Seller or any material statute, rule, regulation, order, judgment, decree, contract, note, mortgage, indenture, license, lease or other instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets or Assumed Liabilities are bound, which breach, violation or default would have a material adverse effect upon: (i) the Purchased Assets, the

Assumed Liabilities or the business conducted at the Branch, or (ii) the financial condition, business or results of operations of Seller and its subsidiaries taken as a whole.

2.4   Title to Assets.

(a)   Real Estate. Seller, to the best of its knowledge, has good and marketable title to the Real Estate free and clear of all liens or encumbrances of any kind whatsoever, other than: (i) liens of current taxes not yet due, and (ii) such imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present or proposed use thereof (which shall include existing visible easements and rights of municipalities and public utilities).

Seller has ordered a title commitment relating to the Real Estate from Fidelity National Title Insurance Company (the “Title Commitment”) and, upon receipt of the Title Commitment, shall promptly deliver a copy to Buyer. If any exception from coverage appears in the Title Commitment (other than an exception described in clause (i) or (ii) of the preceding paragraph) and if such exception is unacceptable to Buyer, Buyer shall identify each such exception (an “Exception”) in a written notice (an “Exception Notice”) to be delivered to Seller within fifteen (15) days after receipt by Buyer of the Title Commitment. (In the event that Buyer fails timely to notify Seller of Exceptions as required herein, Buyer shall be deemed to have waived any and all rights to object to the status of the title to the Real Estate.) Seller shall within fifteen (15) days following its receipt of an Exception Notice, deliver to Buyer a written notice (the “Seller Response”) setting forth with respect to each such Exception, at Seller’s option: (A) a legally binding undertaking on the part of Seller to cure such Exception by taking all such actions as may be necessary to cause _____ Title Insurance Company to remove such Exception from the title policy to be issued to Buyer, or (B) a statement that Seller has elected not to cure such Exception. In the event that Seller elects not to cure any Exception, Buyer may by written notice delivered to Seller within fifteen (15) days following Buyer’s receipt of the Seller Response elect to terminate this Agreement, in which case Buyer shall have no further rights or recourse with respect to the Branch or the related Purchased Assets or Assumed Liabilities. In the event that Buyer does not timely elect to terminate this Agreement as provided in the preceding sentence, Buyer shall be deemed to have waived any and all rights to object to the Exception or Exceptions involved.

(b)   Other Purchased Assets. Seller is the owner of and has (and will at the Closing convey to Buyer) good and marketable title to the Purchased Assets (except that this representation and warranty does not apply to: (i) the Real Estate, the representations and warranties with respect to which are set forth exclusively in Section 2.4(a) above, and (ii) the Loans, the representations and warranties with respect to which are set forth exclusively in the Loan Purchase Agreement), free and clear of all liens and encumbrances of any kind whatsoever, other than such imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present or proposed use thereof.

2.5   The Branch.

(a)   Legal Compliance. Seller represents and warrants to Buyer that: (i) there is no condemnation or similar proceeding pending or threatened which would preclude or materially impair the ability to use the Branch as such Branch is presently used by Seller in the conduct of its business, (ii) no notice of any proposed assessment against the Branch has been received by Seller from any governmental authority, and (iii) no notice has been received by Seller from any governmental authority that the Branch is in violation of the Americans with Disabilities Act (the “ADA”), or any asbestos abatement or Occupational Safety and Health Administration (“OSHA”) regulations, or any zoning law, building or fire code or similar statute, ordinance or regulation.

(b)   Condition of Branch. The structures and other improvements to the Real Estate are in good operating condition and repair, ordinary wear and tear excepted.

(c)   No Other Representations or Warranties. Except as expressly provided in Section 2.4(a) and in this Section 2.5, the Real Estate is being sold “as is, where is” and without representations or warranties of any kind.

2.6   Environmental Matters.

(a)   Phase I Examination. Buyer, if it wishes to have a Phase I environmental examination of the Real Estate and the improvements located thereon, shall within fifteen (15) days from the date hereof engage a competent engineering firm (which firm shall be subject to Seller’s approval, which will not be unreasonably withheld) for this purpose. The cost of such Phase I environmental examination shall be borne by Buyer. Upon receipt of the Phase I report (the “Phase I Report”), Buyer shall promptly (and, in any event, on or before September 30, 2006) deliver a copy to Seller. If anything appears in the Phase I Report which Buyer determines in the exercise of its reasonable judgment to involve potential remediation expense or other liability in excess of $25,000, Buyer shall identify each such item (an “Environmental Exception”) in a written notice (an “Exception Notice”) to be delivered to Seller with Seller’s copy of the Phase I Report. (In the event that Buyer fails timely to notify Seller of any Environmental Exceptions as required herein, Buyer shall be deemed to have waived any and all rights to object to the environmental condition of the Real Estate.) Seller shall within fifteen (15) days following its receipt of an Exception Notice, deliver to Buyer a written notice (the “Seller Response”) setting forth with respect to each such Environmental Exception, at Seller’s option: (a) a legally binding written undertaking on the part of Seller to remediate each such Environmental Exception by taking all such actions as may be necessary to effect such remediation in compliance with all applicable laws and in a manner reasonably acceptable to Buyer, which undertaking shall be reasonably satisfactory to Buyer in form and substance; or (b) a statement that Seller has elected not to remediate such Environmental Exception. In the event that Seller elects not to remediate any Environmental Exception, Buyer may by written notice delivered to Seller within fifteen (15) days following Buyer’s receipt of the Seller Response elect to terminate this Agreement, in which case Buyer shall have no further rights or recourse with respect to the Branch or the related Purchased Assets or Assumed Liabilities. In the event that Buyer does not timely elect to terminate this Agreement as provided in the preceding sentence, Buyer shall be deemed to have waived any and all rights to object to the Environmental Exception or Exceptions involved.

(b)   Representations. As of the date of this Agreement, to the knowledge of Seller: (i) the Real Estate is not in violation of or liable under any environmental law (as herenafter defined); (ii) there are no threatened or outstanding actions, suits, proceedings or investigations, or demands, claims or notices, including, without limitation, notices, demand letters or requests for information from any regulatory authority, with respect to the Real Estate which involve or relate to any Environmental Law; and (iii) the Real Estate has not been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System or on any similar state list. For purposes of this Agreement, the term “Environmental Law” shall mean any federal, state or local law, statute, ordinance, rule or regulation, relating to: (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (y) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous or toxic substances.

2.7   Other Representations and Warranties.

(a)   Assumed Deposits. The Assumed Deposits have been originated and administered and are in compliance in all material respects with all applicable federal and state laws and regulations and in compliance with the agreements and terms governing such deposits and are insured by the FDIC to the maximum extent permitted by law.

(b)   Interest Rates. The interest rates paid by the Seller on the Assumed Deposits during the six month period preceding the date of this Agreement were established in the ordinary course, consistent with past practice, and were consistent with the rates then offered by Seller at its other branches.

(c)   No Litigation. There is no civil, criminal or administrative investigation, action, suit or proceeding pending or, to the knowledge of Seller, threatened, against Seller which, if determined adversely to Seller, would materially adversely affect the Purchased Assets or Assumed Liabilities taken as a whole or which would materially adversely affect the validity of this Agreement.

2.8   No Broker. Seller has not retained any broker, finder or other intermediary who is or would be entitled to be paid any fee, commission or other compensation for, on account of, or in connection with the transactions contemplated by this Agreement, except for Cedar Hill Advisors, LLC, whose fee is to be paid entirely by Seller.

2.9   No Other Warranties. Except as expressly provided in this Article II or in the Loan Purchase Agreement, the Purchased Assets and the Assumed Liabilities shall be sold and assigned to Buyer “AS IS, WHERE IS,” without recourse and without any warranties whatsoever, express or implied, including, without limitation, warranties with respect to title, condition, enforceability, collectibility, documentation or freedom from liens or encumbrances.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Effective Date, as follows:

3.1   Corporate Organization and Standing. Buyer is a national bank, duly organized, validly existing and in good standing under the laws of the United States, and has full power and lawful authority (including all required regulatory approvals and authorizations) to own, lease and hold its properties and to carry on its present business.

3.2   Corporate Authority; Due Authorization; Execution and Delivery; Binding Obligation. Buyer has the corporate power and authority to enter into this Agreement and, subject to the receipt of all required regulatory approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been (or, prior to the Effective Date, will be) duly authorized by the Board of Directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the performance of the transactions contemplated herein. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforceability of the rights of creditors generally and subject to the application of equitable principles.

3.3   No Violation. Subject to the receipt of all required regulatory approvals, the execution, delivery and performance of this Agreement will not constitute a violation of or breach or default under the Articles of Incorporation or the bylaws of Buyer or any material statute, rule, regulation, order, judgment, decree, contract, note, mortgage, indenture, license, lease or other instrument or agreement to which Buyer is a party or by which Buyer or any of its assets are bound.

3.4   No Broker. Buyer has not retained any broker, finder or other intermediary who is or would be entitled to be paid any fee, commission or other compensation for, on account of, or in connection with the transactions contemplated by this Agreement.

ARTICLE IV
OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

4.1   Cooperation and Best Efforts. Buyer and Seller shall each cooperate with the other, and each shall use its commercially reasonable best efforts to do or cause to be done all things necessary or appropriate on its part in order to effect the consummation of this Agreement and the Loan Purchase Agreement; provided, however, that Seller shall not be obligated to pay any money or other consideration to or initiate any suit or proceeding against any third party in order to obtain any waiver or consent which may be required in connection with the transfer or conveyance of any Purchased Asset. Without limitation of the foregoing, the parties shall cooperate with one another and each shall take all such commercially reasonable actions as may be necessary and as are consistent with customary industry practices in order to assure that the Closing and transition (including the conversion of Seller’s data relating to the Assumed Deposits and the Loans) are effected smoothly and efficiently so as to minimize potential disruption to the customers of the Branch, to Buyer and to Seller.

4.2   Conduct of Business.

Pending the Effective Date, and except as otherwise consented to by Buyer:

(a)   Ordinary Course. Seller shall carry on the business of the Branch diligently and substantially in the same manner as carried on as of the date hereof and Seller will not, with regard to the Branch, engage in any one or more activities or transactions which shall be outside of the ordinary course of the business of the Branch as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement.

(b)   Preservation of Business. Seller shall use its commercially reasonable efforts to preserve its business operations as conducted at the Branch intact. Seller further agrees to use its commercially reasonable efforts to preserve for Buyer the goodwill of its customers and others having relations with the business normally conducted at the Branch and to cooperate with and assist Buyer in assuring the orderly transition of such business from Seller to Buyer.

(c)   Interest Rates. Without limitation of the foregoing, Seller agrees that the interest rates offered by it on the Deposit Liabilities and the Loans shall be established in the ordinary course consistent with past practice and shall be consistent with the rates offered by Seller at its other Branches.

4.3   Access to Records and Properties. Seller shall afford to the officers and authorized representatives of Buyer access to the Branch and to the books and records in Seller’s possession relating to the Purchased Assets and Assumed Liabilities in order that Buyer may have an opportunity to make such reasonable investigations thereof at such reasonable times as it may from time to time reasonably request, and Seller shall furnish Buyer with such additional financial and operating data and other information relating to its business and properties at the Branch and to the Purchased Assets and Assumed Liabilities as Buyer may from time to time reasonably request, including information required for inclusion in the regulatory applications required to be filed by Buyer pursuant to Section 4.5 below. Buyer’s access to Seller’s properties shall be subject to Seller’s normal security procedures. Nothing in this Section shall be deemed to require Seller to breach any obligation of confidentiality.

4.4   Seller Regulatory Applications. Seller shall, on or before August 15, 2006, prepare and file all required notices (if any) and all required applications for regulatory approval of the transactions (if any) contemplated by this Agreement and shall use its commercially reasonable best efforts to obtain all such approvals.

4.5   Buyer Regulatory Applications. Buyer shall promptly prepare and file all required applications for regulatory approval of the transactions contemplated by this Agreement and shall use its commercially reasonable best efforts to obtain all such approvals (the “Buyer Regulatory Approvals”).

4.6   Employee Matters.

(a)   Retention of Seller Employees. Buyer agrees on the Effective Date to extend an offer of employment to each person then employed by Seller at the Branches (or on approved leave therefrom) at a base salary or wage which is not less than that in effect as of the day immediately preceding Effective Date and Buyer further agrees not to reduce such base salary or wage for a period of twelve (12) months after the Effective Date. Seller agrees in this regard that it will not increase the compensation of any such Branch Employee after the date hereof, except in the ordinary course consistent with past practice and that it will consult with Buyer prior to implementing any such increase. Seller also agrees that such increases, in the aggregate, shall not exceed seven percent (7%) of current compensation for employees eligible for a raise through December 31, 2006. Buyer agrees that if, within twelve (12) months after the Effective Date, it terminates (other than for cause, as determined by Buyer in its reasonable discretion) the employment of any person who accepts Buyer’s offer of employment pursuant to this Section 4.6(a) (a “Transferred Employee”), Buyer shall pay to such Transferred Employee the severance benefit as described in Schedule F, giving such Transferred Employee past service credit based upon such Transferred Employee’s hire date with Seller (or upon such Transferred Employee’s hire date by any predecessor of Seller acquired by Seller through merger, purchase of assets or otherwise, where Seller has granted past service credit to such Transferred Employee), subject to the condition that the Transferred Employee execute and deliver to Seller and to Buyer a complete waiver and release of claims in favor of Seller and Buyer in a form acceptable to Seller and to Buyer. If within twelve (12) months after the Effective Date:

 (i) Buyer involuntarily transfers any Transferred Employee to a location other than the Branch and if the distance between such location and the Branch is more than thirty (30) miles, (ii) Buyer reduces the base salary or wages of any Transferred Employee, or (iii) Buyer materially changes the duties or schedule of any Transferred Employee, and such Transferred Employee declines the transfer, reduction in base salary or wages or material change in schedule or duties and is terminated by Buyer as a result, then Buyer shall pay to such Transferred Employee the severance benefit described in Schedule F, with past service credit determined as set forth above. Seller will recommend that Branch employees accept Buyer’s offer of employment and will provide to Buyer such assistance as Buyer may reasonably request in connection with Buyer’s solicitation of the Branch employees.

(b)   Past Service Credit. With respect to Buyer’s employee retirement and welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974, as amended), Buyer agrees to provide to each Transferred Employee past service credit for purposes of eligibility to participate and vesting only (excluding past service credit for benefit accrual purposes), based upon such Transferred Employee’s hire date with Seller (or upon such Transferred Employee’s hire date by any predecessor of Seller acquired by Seller through merger, purchase of assets or otherwise, where Seller has granted past service credit to such Transferred Employee). With respect to Buyer’s vacation and sick leave policies and Buyer’s employee discount programs (such as loans, mortgages, deposit accounts, and ATM and credit cards) and for purposes of the Family and Medical Leave Act, Buyer agrees to provide to each Transferred Employee past service credit (determined as set forth above) for purposes of benefit and leave entitlement.

(c)   Communications with Employees. Buyer and Seller shall mutually agree as to the scope and content of all communications to the employees at the Branch who are to be offered employment pursuant to Section 4.6(a) above. In no event shall Buyer contact any such employee without the prior consent of Seller, which consent shall not be unreasonably withheld.

(d)   Employee Training. At mutually agreed upon times following the date hereof, Buyer shall be permitted to meet with the employees at the Branch to discuss employment opportunities with Buyer, provided that representatives of Seller shall be permitted to attend any such meeting. From and after the date on which Buyer has obtained all required regulatory approvals, Buyer shall also be permitted to conduct training sessions for Branch employees outside of normal business hours or at other times as Seller may approve and may, with Seller’s consent (which shall not be unreasonably withheld), conduct such training sessions at the Branch; provided that Buyer will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Buyer shall reimburse the employees for transportation costs to and from the locations where Buyer conducts such training, and Buyer shall compensate the employees (or reimburse Seller) at each employee’s applicable standard or overtime rate for the time spent by such employee in such training and, in the case of non exempt employees, for travel time to the extent required by law.

(e)   Transferred Employee Records. Seller shall have no duty or obligation to deliver to Buyer personnel or medical records relating to any Transferred Employee, but shall provide to Buyer only such information as may be reasonably necessary to permit Buyer to make provision for providing the Transferred Employee and, as applicable, the Transferred Employee’s dependents, with welfare and pension plan coverage as described in Section 4.6(b) above.

(f)   Employee Information Returns. Seller shall, at its expense, prepare and forward to all applicable taxing authorities and to each employee who becomes a Transferred Employee all required federal and state income tax information returns (including, without limitation, Form W-2) for the period from January 1, 2006 through the day prior to the Effective Date. Buyer shall, at its expense, prepare and forward to all applicable taxing authorities and to each employee who becomes a Transferred Employee all required federal and state income tax information returns (including, without limitation, Form W-2) for all periods beginning on and after the Effective Date.

4.7   Public Announcements and Customer Notices. Buyer and Seller will consult with one another before issuing any press release or otherwise making any public statements or customer notifications with respect to this Agreement and the transactions contemplated hereby and agree that, unless approved by the other party hereto in advance, neither Buyer nor Seller shall issue any such press release or make any such public statement or customer notification prior to such consultation, except as may be required by law. In the event that any notice to Branch customers may be required by law or by deposit contract, the party required to give such notice shall: (i) provide the other party a copy of the notice at least seven (7) calendar days prior to the proposed mailing date for approval by the other party, which approval shall not be unreasonably withheld and which shall be provided no later than two (2) calendar days after receipt of such notice, and (ii) timely give the notice at that party’s sole expense and provide the other party with a copy of the final notice. In no event shall Buyer send any customer notifications prior to obtaining all Buyer Regulatory Approvals.

4.8   Prohibition Against Certain Disclosures. In the event that Buyer should decide prior to the Effective Date to relocate, consolidate or close the Branch or to change the terms and conditions of any deposit account, Buyer covenants and agrees that it will not announce or otherwise publicly disclose any such decision or the fact that the relocation, consolidation or closing of the Branch or change in the terms and conditions of any deposit account is under consideration (whether such announcement or other public disclosure is by press release, by notice to a regulator in a publicly available filing, by published legal notice, by posting of a notice in the Branch, by a mailing to customers of the Branch, or otherwise) at any time before the Effective Date.

4.9   Prohibition Against Customer and Employee Solicitations.

(a)   Non Solicitation of Customers by Buyer. Buyer shall not during the period from the date of this Agreement until the Effective Date solicit any customer of the Branch for the purpose of inducing any such customer to: (i) open a deposit account with Buyer or to transfer all or any part of any Deposit Liability to any then existing deposit account with Buyer, (ii) apply for or obtain any loan with Buyer, or (iii) establish any other relationship with Buyer; provided, however, that Buyer shall not be prohibited from engaging in advertising and marketing activities consistent with past practice which are directed to the public generally and which are not specifically targeted at any customer or customers of the Branch.

(b)   Non Solicitation of Employees by Buyer. Buyer shall not during the period from the date of this Agreement until the Effective Date solicit for employment, engage as an independent contractor or consultant, or otherwise induce to terminate his employment relationship with Seller any person who is now or may at any time prior to the Effective Date be employed by Seller at the Branch.

4.10   IRA and Keogh Accounts. Seller, in its capacity as trustee of any Assumed Deposits which are IRA or Keogh deposits, shall to the extent legally permissible resign as trustee of such IRA and Keogh deposits and Seller shall appoint Buyer as successor trustee or custodian effective as of the Effective Date and Buyer shall accept such appointment.

4.11   Buyer Account Forms and ATM/Debit Cards.

(a)   Buyer Account Forms. Buyer shall, promptly following the receipt by it of all Buyer Regulatory Approvals, but no later than five (5) days prior to the Effective Date, at its expense, forward to each customer whose deposit account will be assumed by Buyer, by first class mail, checks, deposit tickets, or other similar instruments on Buyer’s forms which shall be appropriately encoded with Buyer’s routing number and with accurate account numbers, and with instructions to the customer to utilize such checks, deposit tickets, and other similar instruments on and after the Effective Date and thereafter to destroy any unused checks on Seller’s forms.

(b)   Buyer ATM/Debit Cards. Buyer shall, following the receipt by it of all Buyer Regulatory Approvals, but no later than five (5) days prior to the Effective Date, forward to each customer whose deposit account will be assumed by Buyer, by first class mail, Buyer ATM/Debit cards to replace Seller’s ATM/Debit cards, together with a notice advising such customer to destroy Seller’s ATM/Debit cards, such notice to be reasonably acceptable to Seller in form and substance. Seller shall undertake reasonable operational measures and such other actions as may reasonably be requested by Buyer to provide existing personal identification numbers of such customers in encrypted format to Buyer not later than five (5) Business Days prior to the Effective Date.

(c)   Deactivation of Seller’s ATM’s and ATM/Debit Cards. On the Effective Date, Seller shall deactivate the ATM/Debit cards issued by it to each customer whose deposit account is assumed by Buyer, shall electronically block access of such cards to such accounts, and shall deactivate the ATM’s to be acquired by Buyer at a time to be mutually agreed upon by the parties which is not earlier than 5:00 p.m. on the Effective Date and not later than 8:00 a.m. on the Monday next following the Effective Date.

4.12   Cooperation and Further Assurances; Correction of Errors. The parties hereby covenant and agree to cooperate with one another after the Effective Date in order to effectuate the purposes of this Agreement. Without limitation of the foregoing:

(a)   Correction of Errors. Errors in calculation or data entry relating to the Assumed Deposits, the Loans, the transition obligations of the parties under Section 4.13 or otherwise which are discovered by a party may be corrected by notice given to the other party promptly after discovery of the error. Provided that it agrees that such an error occurred, the recipient of such notice shall take any action, including the payment of money or the amendment of any records, reasonably necessary to effect such correction within ten (10) business days after receiving such notice from the other party.

(b)   Further Documents of Transfer. Each party covenants and agrees, upon the reasonable request of the other and without further consideration, to execute and deliver such further instruments of conveyance, assignment and transfer and to take all such other actions as the other may from time to time reasonably request in order to effectuate the purposes of this Agreement.

4.13   Certain Transitional Matters.

Following the Effective Date:

(a)   Payment of Checks, Drafts and Withdrawal Orders. Buyer agrees to pay in accordance with law up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Seller which is assigned to Buyer) all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over its counters, through the check clearing system of the banking industry, or through the Federal Reserve Bank Automated Clearing House (“ACH”), by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller, or by Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer. Buyer’s obligation under this Section to honor checks, withdrawal or draft forms provided by Seller and carrying its imprint shall expire at the close of business on the 60th calendar day following the Effective Date. Buyer’s obligation under this Section to honor ACH items (debit and credit) shall expire on the close of business on the 60th calendar day following the Effective Date.

(b)   Deposit Accounts. If any of such depositors, instead of accepting the obligation of Buyer to pay the deposit liabilities assumed, shall demand payment from Seller for all or any part of any such assumed deposit liabilities, Seller shall not be liable or responsible for making such payment. Seller may, at its discretion, assume custody of such check or other item presented for payment on an account which has been transferred with the Branch, batch such items and forward them to Buyer on the next banking day after receipt by Seller at such location as Buyer may direct in writing. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Buyer.

(c)   Uncollected Items. Buyer agrees, no later than the third business day after demand by Seller, to pay Seller an amount equivalent to the amount of any uncollected item included in a depositor’s balance on the Effective Date which is returned after the Effective Date as not collected.

(d)   Returned Deposit Related Loan Payments. If the balance due on any Deposit Related Loan has been reduced by Seller as a result of a payment by check received prior to the Effective Date, which item is returned after the Effective Date as uncollected, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller upon demand.

(e)   Residual Processing Agreement. Buyer and Seller agree that residual processing after the Effective Date will be in accordance with the Residual Processing Agreement attached hereto as Exhibit E (the “Residual Processing Agreement”).

4.14   Buyer Obligation to Maintain Records. Buyer agrees that it will preserve and safely keep all of the records and files delivered to it by Seller hereunder for the joint benefit of itself and Seller for such period as may be required by applicable law. Buyer further agrees that it will permit Seller and its authorized representatives, upon prior notice, at any reasonable time or times and at Seller’s expense, to inspect, take extracts from or copies of any such records and files as Seller shall deem reasonably necessary, subject to any customer privacy restrictions under applicable law as may now or hereafter exist.

4.15   Seller Obligation to Maintain Records. Seller agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the books and records of account (if any) not transferred to Buyer hereunder which relate to the Loans and the Assumed Deposits for the joint benefit of itself and Buyer. Seller further agrees that it will permit Buyer and its authorized representatives, upon prior written notice, at any reasonable time or times and at Buyer’s expense, to inspect, make extracts or copies of any such books and records of account as Buyer shall deem reasonably necessary, subject to any customer privacy restrictions under applicable law as may now or hereafter exist.

4.16   Seller Restrictive Covenants.

(a)   Non Solicitation of Customers. Seller agrees that it will not, for a period of one (1) year following the Effective Date, directly solicit customers whose loans are purchased or whose deposit accounts are assigned to Buyer hereunder, except as may occur in connection with advertising or solicitations directed to the public generally. Nothing in this Section shall prevent Seller from forwarding any notice required by any government agency or by any law, rule or regulation.

(b)   Non Solicitation of Employees. Seller agrees that it will not, directly or indirectly, for a period of one (1) year following the Effective Date, solicit for employment, recruit, hire, cause to be hired, engage as an independent contractor or consultant or otherwise induce to terminate his employment relationship with Buyer any Transferred Employee; provided, however, that the foregoing covenant shall not apply to any Transferred Employee if: (i) such Transferred Employee is terminated by Buyer for any reason, or (ii) such Transferred Employee is hired or engaged by Seller as a result of a general solicitation for employment in newspaper advertisements or otherwise which is not specifically targeted at the Transferred Employees.

(c)   Restriction on New Branch. Seller agrees that it will not for a period of two (2) years following the Effective Date establish or acquire a retail banking branch, mortgage office or loan production office in Wayne County, Pennsylvania; provided, however, that the foregoing limitation will not preclude Seller from acquiring (and subsequently operating) a retail banking branch or mortgage office or loan production office within Wayne County, Pennsylvania pursuant to the acquisition by merger, purchase of assets or otherwise of: (i) another bank or other financial institution, or (ii) any substantial part of the assets of another bank or other financial institution. Notwithstanding the foregoing, Seller agrees that it will not for a period of one (1) year following the Effective Date acquire any bank, bank holding company or other financial institution which has its headquarters in Wayne County, Pennsylvania and which operates one or more retail banking branches, mortgage offices or loan production offices in Wayne County, Pennsylvania.

4.17   Information Returns. Seller shall, at its expense, prepare and forward to all applicable taxing authorities and to all customers who are holders of Assumed Deposits or borrowers under the Loans all required federal and state income tax information returns (including, without limitation, Forms 1096, 1098 and 1099) for the period from January 1, 2006 through and including the Effective Date. Buyer shall, at its expense, prepare and forward to all applicable taxing authorities and to all customers who are holders of Assumed Deposits or borrowers under the Loans required federal and state income tax information returns (including, without limitation, Forms 1096, 1098 and 1099) for all periods after the Effective Date.

4.18   Casualty. In the event that any item of Furniture, Fixtures and Equipment is damaged or destroyed prior to the Effective Date by fire or other casualty and if Seller has not replaced such item with a comparable item, Buyer may, at its option, decline to purchase such damaged or destroyed item or accept the insurance proceeds paid or payable to Seller in respect of such damaged or destroyed item. In the event that the Branch is damaged or destroyed by fire or other casualty prior to the Effective Date, Seller shall apply the insurance proceeds paid in respect of such damage or destruction toward the repair of the Branch. In the further event that such repairs are not completed prior to the Effective Date, Buyer shall be entitled to receive all such insurance proceeds (except to the extent applied by Seller toward repair of the Branch) and Seller shall assign to Buyer and Buyer shall assume all of Seller’s obligations under all contracts entered into by Seller in connection with such repairs. Seller covenants in this connection that it will maintain fire insurance on the Branch on a replacement cost basis at all times prior to the Effective Date.

ARTICLE V
CONDITIONS PRECEDENT

5.1   Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate this Agreement shall be subject to the satisfaction of each of the following conditions as of the Effective Date, except to the extent that any such condition may have been waived:

(a)   Accuracy of Representations and Warranties. All of the representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)   Covenants Performed. Seller shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it.

(c)   Regulatory Approvals. The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement shall have been obtained and all applicable waiting and notice periods shall have expired.

(d)   Consents. All consents required to be obtained by Seller from third parties in order to permit this Agreement to be consummated without violation of any contract shall have been obtained on terms and conditions reasonably satisfactory to Buyer.

(e)   No Litigation. No action, suit or proceeding shall be pending or threatened before any court or governmental agency which seeks to modify, enjoin or prohibit the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending or threatened against either party which might: (i) materially adversely affect the Purchased Assets, the Assumed Liabilities or the business conducted at the Branch, or (ii) otherwise materially adversely affect this transaction.

(f)   Deliveries by Seller. Seller shall have made to Buyer the deliveries specified in Section 1.5 of this Agreement.

(g)   Loan Purchase Agreement. The transactions contemplated under the Loan Purchase Agreement shall have closed and Seller shall have otherwise performed or complied in all material ways with all covenants required by the Loan Purchase Agreement to be performed or complied with by it.

(h)   Real Estate. Seller shall have conveyed to Buyer good and marketable fee simple title to the Real Estate, insurable at ordinary rates by Fidelity National Title Insurance Company (or by another nationally recognized title company), free and clear of all liens and encumbrances of any kind whatsoever, other than liens and encumbrances: (i) of the kind described in Clauses (i) and (ii) of Section 2.4(a) above, or (ii) relating to an Exception which Buyer shall be deemed to have waived pursuant to the last sentence of the second paragraph of Section 2.4 (a) above.

5.2   Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate this Agreement shall be subject to the satisfaction of each of the following conditions as of the Effective Date, except to the extent that any such condition may have been waived:

(a)   Accuracy of Representations and Warranties. All of the representations and warranties of Buyer as set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)   Covenants Performed. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it.

(c)   Regulatory Approvals. All required regulatory notices shall have been given, the approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement shall have been obtained and all applicable waiting and notice periods shall have expired.

(d)   Consents. All consents required to be obtained by Seller from third parties in order to permit this Agreement to be consummated without violation of any contract shall have been obtained on terms and conditions reasonably satisfactory to Seller.

(e)   No Litigation. No action, suit or proceeding shall be pending or threatened before any court or governmental agency which seeks to modify, enjoin or prohibit the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending or threatened against either party which might: (i) materially adversely affect the Purchased Assets, the Assumed Liabilities or the business conducted at the Branch, or (ii) otherwise materially adversely affect this transaction.

(f)   Deliveries by Buyer. Buyer shall have made to Seller the deliveries specified in Section 1.6 of this Agreement.

(g)   Loan Purchase Agreement. The transactions contemplated under the Loan Purchase Agreement shall have closed and Buyer shall have otherwise performed or complied in all material ways with all covenants required by the Loan Purchase Agreement to be performed or complied with by it.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

6.1   Termination. This Agreement may be terminated at any time before the Effective Date, as follows:

(a)   Mutual Consent. This Agreement may be terminated at any time by mutual consent of the parties upon the execution by both parties of a written instrument to this effect.

(b)   Unilateral Action by Buyer. This Agreement may be terminated unilaterally by Buyer upon written notice given to Seller:

(i)   Breach. In the event that there has been a material breach by Seller of any representation, warranty or covenant set forth in this Agreement and such breach, if susceptible to cure, shall not have been waived or cured within 15 days after such notice is given;

(ii)   Regulatory Disapproval. In the event that any application required for regulatory approval of the transactions contemplated by this Agreement shall have been denied and the time period for appeals and requests for reconsideration shall have run;

(iii)   Failure of Condition. In the event that it is probable to a reasonable degree of certainty that, through no fault on the part of Buyer, a condition to Buyer’s obligations hereunder will not be satisfied prior to January 31, 2007;

(iv)   Failure to Close. In the event that the Effective Date shall not have occurred on or before the close of business on January 31, 2007, unless the failure of such occurrence is due to the wrongful failure of Buyer to perform its obligations under this Agreement;

(v)   Title Issues. In accordance with the second paragraph of Section 2.4(a) above; or

(vi)   Environmental Issues. In accordance with Section 2.6 above.

(c)   Unilateral Action by Seller. This Agreement may be terminated unilaterally by Seller upon written notice given to Buyer:

(i)   Breach. In the event that there has been a material breach by Buyer of any representation, warranty or covenant set forth in this Agreement and such breach, if susceptible to cure, shall not have been waived or cured within 15 days after such notice is given;

(ii)   Regulatory Disapproval. In the event that any application required for regulatory approval of the transactions contemplated by this Agreement shall have been denied and the time period for appeals and requests for reconsideration shall have run;

(iii)   Failure of Condition. In the event that it is probable to a reasonable degree of certainty that, through no fault on the part of Seller, a condition to Seller’s obligations hereunder will not be satisfied prior to January 31, 2007; or

(iv)   Failure to Close. In the event that the Effective Date shall not have occurred on or before the close of business on January 31, 2007, unless the failure of such occurrence is due to the wrongful failure of Seller to perform its obligations under this Agreement.

6.2   Procedure Upon Termination. In the event that this Agreement is terminated as provided above:

(a)   Return of Documents. Each party shall return to the other all documents, work papers and other materials of the other party relating to this Agreement, whether obtained before or after the execution hereof.

(b)   Confidentiality. Neither party shall use for any business purpose or disclose to any third party any non-public information obtained by it during the course of its investigation of the other party, except to the extent judicially ordered or otherwise required by law to do so.

6.3   Effect of Termination.

(a)   General. The termination of this Agreement shall not release or be construed to release either party from liability to the other arising out of or relating to any breach by such other party of any representation, warranty or covenant set forth in this Agreement.

(b)   Payment of Expenses. In the event that this Agreement is duly terminated by Buyer pursuant to Section 6.1(b)(i) above or by Seller pursuant to Section 6.1(c)(i) above, then in addition to such other rights the terminating party may have, the other party shall be obligated upon demand to pay all of the expenses reasonably incurred by the terminating party in connection with this Agreement, including but not limited to reasonable legal and accounting fees.

6.4   Amendment. This Agreement may be amended at any time before the Effective Date by written instrument duly authorized and executed by Buyer and by Seller.

6.5   Waiver. Any term or condition of this Agreement may be waived by the party entitled to the benefit thereof at any time before the Effective Date by written instrument duly authorized and executed by such party and delivered to the other party.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1   Parties in Interest and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns; provided, however, that the rights and obligations of Buyer under this Agreement may not be assigned by it without the prior written consent of Seller; provided, further, that this Agreement is not intended to confer upon any person not a party hereto or an assignee hereof, any rights or remedies of any kind and no such person (including, without limitation, any employee or customer of Seller) shall have any right to initiate or maintain any suit or action for any breach or alleged breach of this Agreement or to enforce any provision set forth herein.

7.2   Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, except that: (i) Buyer shall bear and pay all costs and expenses relating to the transfer of the Deposit Related Loans and Other Loans, including, but not limited to, the costs and expenses of preparing, executing, filing, and/or recording all assignments of mortgage and other collateral security, financing statements and other documents and instruments, and similar costs and expenses, and (ii) in the event that this Agreement is terminated by reason of a material breach, the breaching party shall pay certain expenses incurred by the terminating party as provided in Section 6.3(b) above. Without limitation of the foregoing, any expenses, fees and costs relating to applications for regulatory approval or to notices to customers of Seller provided for in this Agreement shall be borne by the party seeking such approval or giving such notice.

7.3   Notices. All notices, requests, demands, consents and other communications provided for hereunder shall be in writing and shall be hand delivered, mailed (by registered or certified mail) or telecopied with confirmation of receipt to a party at its address as it appears below:

If to Seller:
Michael B. High
Executive Vice President and Chief Operating Officer
Harleysville National Bank and Trust Company
483 Main Street
Harleysville, PA 19438
Facsimile: (215) 256-1931

with a copy to:
Clinton W. Kemp, Esquire
Stevens & Lee
25 North Queen Street, Suite 602
P.O. Box 1594
Lancaster, PA 17608-1594 [17603 for courier purposes]
Facsimile: (610) 236-4177
and

If to Buyer:
William S. Lance
First Senior Vice President
First National Community Bank
102 East Drinker Street
Dunmore, PA 18512-2491
Facsimile: (570) 348-6449

with a copy to:
Nicholas Bybel, Jr., Esq.
Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
Facsimile: (717) 731-8205

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms and conditions of this Section. Such notices shall be deemed received upon actual receipt by the recipient.

7.4   Headings. The Section headings and other headings set forth in this Agreement are intended for purposes of convenience and reference only and shall not in any way affect the meaning or interpretation of this Agreement.

7.5   Defined Terms. An index of defined terms is set forth in Attachment 4 to this Agreement.

7.6   Governing Law and Related Matters.

(a)   Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to its choice of laws provisions), except to the extent that federal law is applicable.

(b)   Consent to Jurisdiction. Seller and Buyer each hereby agrees that any legal action or proceeding against it arising out of or relating to this Agreement or any other document or instrument executed in connection herewith, or any course of conduct, course of dealing, statement (whether oral or written), or action on the part of the other shall be brought exclusively in the court of common pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania and, by execution and delivery hereof, Seller and Buyer each accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to any action or proceeding brought by either of them against the other.

(c)   Waiver of Trial by Jury. Seller and Buyer each hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement or any other document or instrument executed in connection herewith, or any course of conduct, course of dealing, statement (whether oral or written), or action on the part of the other. This provision is a material inducement for Seller to enter into this Agreement.

(d)   Waiver of Certain Damages. Seller and Buyer each hereby waives to the fullest extent permitted by law the right to assert against the other any claim for punitive, exemplary, incidental, special, indirect or consequential damages of any kind arising out of or relating to this Agreement, the Loan Purchase Agreement or any other document or instrument executed in connection herewith, or any course of conduct, course of dealing, statement (whether oral or written), or action on the part of the other.

7.7   Specific Performance. Each party hereby acknowledges that monetary damages would not adequately compensate the other party in the event of a breach of this Agreement, that the non-breaching party would suffer irreparable harm in the event of any such breach, and that the non-breaching party shall have, in addition to any other rights or remedies which it may have under Section 1.7 above, the right to seek specific performance, injunctive relief or other form of equitable relief as a remedy for the enforcement hereof in the event of any such breach or threatened breach. Buyer and Seller agree that the party seeking any such form of equitable relief shall not be required to post a bond or other form of security in connection with its request for such relief.

7.8   Entire Agreement. This Agreement (including the Attachments, Schedules and Exhibits hereto), together with the Loan Purchase Agreement, sets forth the entire understanding of the parties hereto and supersedes any and all prior amendments, arrangements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY

By:
     Gregg J. Wagner
     Executive Vice President
(Corporate Seal)

FIRST NATIONAL COMMUNITY BANK

By:
  William S. Lance
(Corporate Seal)                                First Senior Vice President